Exhibit (a)(5)(G)

Ault Alliance Announces Termination of Exchange Offer

LAS VEGAS--(BUSINESS WIRE) – May 19, 2023 – Ault Alliance, Inc. (“Ault Alliance” or the “Company”) (NYSE American: AULT), announced today that it has terminated the previously announced offer (the “Offer”) to holders of Ault Alliance’s outstanding Class A Common Stock (the “Common Stock”) to exchange shares of Common Stock for its 10.00% Series H Cumulative Redeemable Perpetual Preferred Stock (“Series H Preferred Stock”), as a result of notice from the Depositary Trust Company (“DTC”) that due to logistical issues relating to the Company’s recently effectuated 300 for one reverse stock split (the “Reverse Stock Split”), DTC would not be able to accept the tenders of Common Stock on a post-Reverse Stock Split basis. As a result of this termination, no shares will be exchanged in the Offer and all shares previously tendered and not withdrawn will be promptly returned to tendering holders.

The Company’s obligation to exchange shares pursuant to the Offer was subject to a condition that specified that there shall not have occurred or be likely to occur any event that could reasonably be expected to materially adversely affect the settlement of the Offer.

On May 18, 2023, DTC notified the Company that after the Reverse Stock Split it could not accept the shares tendered in the Offer on a post-Reverse Stock Split basis. As shares of Common Stock tendered could not be accepted by the DTC and exchanged for Series H Preferred Stock, the Offer could not be settled.

In addition, the stockholders only tendered 29,623,948 shares of Common Stock in the Offer, which did not satisfy the condition that 100,000,000 shares of Common Stock be tendered in the Offer.

The Company will assess whether to commence a new exchange offer, though there can be no assurance that the Company will proceed with a new exchange offer or as to the terms thereof.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.ault.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.ault.com.

Contacts

IR@Ault.com or 1-888-753-2235